Security First Life Insurance Company
                         222 Delaware Avenue, Suite 900
                                 P.O. Box 25130
                              Wilmington, DE 19899



                             NAME CHANGE ENDORSEMENT

                         Effective Date: (March 1, 2001)



This endorsement attaches to and forms part of your policy, contract or certificate. The effective date of this Endorsement is (March 1, 2001).

On the effective date the name of the Company shall be changed to MetLife Investors USA Insurance Company.

All other terms of your policy, contract or certificate remain the same.

Security First Life Insurance Company has caused this endorsement to be signed by its President.




/s/
-----------------------
President


MI-2023